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Exhibit 10.3

Alliance Bank
Optional Convertible Subordinated Debenture

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF FINANCIAL INSTITUTIONS, UNLESS THE SALE OR TRANSFER IS TO AN ACCREDITED INVESTOR.

THE PRINCIPAL AMOUNT OF THE DEBENTURE MAY NOT BE REPAID AT OR PRIOR TO MATURITY (i) WITHOUT THE PRIOR WRITTEN CONSENT OF THE FEDERAL DEPOSIT INSURANCE CORPORATION AS REQUIRED PURSUANT TO SECTION 18(i) OF THE FEDERAL DEPOSIT INSURANCE ACT AND (ii) UNLESS SUCH REPAYMENT IS IN COMPLIANCE WITH SECTION 670 OF THE CALIFORNIA FINANCIAL CODE.

No.:

Alliance Bank
100 Corporate Pointe
Culver City, CA 90230

10-Year, 8 Percent, Optional Convertible Subordinated Debenture
Due June 1, 2009

        Alliance Bank, a state chartered California banking corporation (the "Corporation"), for value received, promises to pay to                or registered assigns, the sum of $                on June 1, 2009, upon presentation and surrender of this Debenture at the office of the Corporation in Culver City, California, and to pay interest at the rate of 8 percent per annum semiannually on the 1st day of June and December of each year, computed from August 18, 1999 (the "Issue Date"), until payment of the principal amount of this Debenture has been made. Payment of principal and interest shall be made at the offices of the Corporation, in lawful money of the United States of America, and shall be mailed to the registered owner or owners hereof at the address appearing on the books of the Corporation.

        1.    Series.    This Debenture is one of a duly authorized issue of debentures of the Corporation designated as its 10-Year 8 Percent Optional Convertible Subordinated Debentures due June 1, 2009 (collectively the "Debentures") in the aggregate amount of $2,000,000 and issued in denominations of $20,000 or integral multiples thereof ("Authorized Denominations"), all of like date, tenor and maturity, except variations necessary to express the number, principal amount and payee of each Debenture.

        3.    Conversion.    The holder or holders of this Debenture may, at any time prior to December 1, 2004, convert the principal amount of this Debenture into common stock of the Corporation at the conversion ratio of $2.00 of Debenture principal for one share of common stock, or at the adjusted conversion price in effect at the time of the conversion.

        To convert this Debenture, the holder or holders must surrender the same at the office of the Corporation, accompanied by a written notice of conversion and by a written instrument of transfer in a form satisfactory to the Corporation, properly completed and executed by the registered holder or holders hereof or a duly authorized attorney. The form of conversion notice shall be in substantially the form attached hereto as Exhibit A.

        4.    Fractional Shares.    In lieu of issuing any fraction of a share or scrip upon the conversion of this Debenture, the Corporation shall pay to the holder hereof, for any fraction of a share otherwise issuable upon the conversion, cash equal to the same fraction of the then current per share market price of the common stock subject to Section 670 of the California Financial Code ("Section 670").

        5.    Adjustments to Conversion.    If the Corporation at any time pays to the holders of its common stock a dividend in common stock or issues additional common stock without fair consideration as determined by the Board of Directors, the number of shares of common stock issuable upon the conversion of this Debenture shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the common stock entitled to the dividend or, for other issuances, on the date of issuance.

        If the Corporation at any time subdivides or combines in a larger or smaller number of shares its outstanding shares of common stock, then the number of shares of common stock issuable upon the conversion of this Debenture shall be proportionally increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

        If the Corporation is recapitalized, consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of any such transaction so that the holder or holders of this Debenture may receive, in lieu of the common stock otherwise issuable to them upon conversion hereof, at the same conversion ratio, the same kind and amount of securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the common stock.

        6.    Subordination.    The rights of the holder or holders of this Debenture to receive payment of any principal or interest hereon is subject and subordinate to the prior payment of (i) claims for deposits and other general liabilities and (ii) other claims required to have a priority pursuant to applicable law or regulation or otherwise defined in the next paragraph (the "Senior Indebtedness"). Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Corporation, or in the event this Debenture is declared due and payable upon the occurrence of a default as defined in this Debenture, then no amount shall be paid by the Corporation with respect to principal and interest hereon unless and until the principal of, and interest on, all Senior Indebtedness then outstanding is paid in full.

        The term "Senior Indebtedness" means principal of and unpaid interest on (a) indebtedness (secured or unsecured) incurred, assumed or guaranteed by the Corporation either before, on or after the date of the issuance of the Debentures and which is for money borrowed, notes; debentures; bonds or other similar debt securities, and (b) renewals, extensions or refundings of any such indebtedness, unless it is provided by the capital note, indenture or similar instrument creating, evidencing, renewing, extending or refunding the same or pursuant to which the same is outstanding, that such indebtedness is not senior in right of payment to the Debentures.

        The Corporation in the third quarter of 1999 issued $2,000,000 in aggregate principal amount of 8.0% Optional Convertible Debentures ("Series A Debentures") with the same maturity date and conversion terms as the Debentures. The Debentures will rank on a parity basis with the Series A Debentures with respect to the right of interest and principal payments.

        Debentures are subordinate to the claims of creditors and depositors and in the event of liquidation all depositors and other creditors of the Bank shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal of or interest on the Debentures.

        7.    Put Rights.    If the Corporation shall (i) formally resolve to or actually consolidate or merge with another entity, or (ii) formally resolve to or actually sell or otherwise dispose of a substantial portion of its assets, the holder or holders of this Debenture shall have the right to tender this Debenture to the Corporation (or its successors) for purchase subject to the provisions of Section 670 at a purchase price equal to 102% of the outstanding principal amount of this Debenture, plus accrued and unpaid interest hereon to, but excluding, the date of purchase. No interest shall accrue or be paid on the 2% call premium. The put rights contained in this Section shall only be effective after December 1, 2004.

        8.    Default.    If any of the following events occur ("Event of Default"), the holder hereof shall have all remedies available under applicable law and accrued and unpaid principal and interest on this Debenture shall immediately be due and payable subject to the provisions of Section 670:

  (a)
  The Corporation fails to pay any interest on this Debenture when it is due and payable, and the failure continues for a period of 60 days;

  (b)
  The Corporation fails to satisfy the conditions of Section 7 above or pay the principal of this Debenture at its maturity;

  (c)
  The Corporation commences any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect; or the Corporation is adjudicated insolvent or bankrupt by a court of competent jurisdiction; or the Corporation petitions or applies for, acquiesces in, or consents to, the appointment of any receiver or trustee of the Corporation or for all or substantially all of its property or assets; or the Corporation makes an assignment for the benefit of its creditors; or the Corporation admits in writing its inability to pay its debts as they mature; or

  (d)
  There is commenced against the Corporation any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and the proceeding remains undismissed for a period of 60 days or the Corporation by any act indicates its consent to, approval of, or acquiescence in, the proceeding; or a receiver or trustee is appointed for the Corporation or for all or substantially all of its property or assets, and the receivership or trusteeship remains undischarged for a period of 60 days; or a warrant of attachment, execution or similar process is issued against any substantial part of the property or assets of the Corporation, and the warrant or similar process is not dismissed or bonded within 60 days after the levy.

        9.    Redemption.    This Debenture is not subject to optional or mandatory redemption prior to maturity.

        10.    Exchange.    The holder of this Debenture may, at any time on or before the date of its maturity or the date fixed for its redemption, by surrendering this Debenture to the Corporation at its office, exchange this Debenture for another debenture or debentures of a like principal amount and of like tenor, date and maturity in denominations of $20,000 or integral multiples thereof, subject to Commissioner approval if the exchange involves a sale of a security.

        11.    Transfer.    This Debenture may be transferred only at the office of the Corporation by the surrender hereof for cancellation, and upon the payment of any stamp tax or other governmental charge connected with the transfer. If this Debenture is transferred, a new debenture or debentures of like tenor, date and maturity shall be issued to the transferee. The transfer shall not be made to a third party who is not an "accredited investor" as defined in 17 CFR 230.501, except with the prior written consent of the Commissioner.

        12.    Registered Owner.    The Corporation may treat the person or persons whose name or names appear hereon as the absolute owner or owners of this Debenture for the purpose of receiving payment of, or on account of, the principal and interest due on this Debenture and for all other purposes, and it shall not be affected by any notice to the contrary.

        13.    Corporate Obligation.    The holder or holders of this Debenture shall not have any recourse for the payment in whole or in part of the principal or interest on this Debenture against any incorporator, or present or future stockholder of the Corporation by virtue of any law, or by the enforcement of any assessment, or otherwise, or against any officer or director of the Corporation by reason of any matter prior to the delivery of this Debenture, or against any present or future officer or director of the Corporation. The holder or holders of this Debenture, by the acceptance hereof and as a part of the consideration for this Debenture, expressly agree that the Debentures are obligations solely of the Corporation and expressly release all claims and waive all liability against the foregoing persons in connection with this Debenture.

        14.    Validity.    All acts, conditions, and things required to happen, exist, and be performed precedent to and in connection with the issuance of this Debenture have happened, exist, and have been performed as so required.

        15.    Restriction on Payment.    No payment shall at any time be made on account of the principal of the Debentures of the Bank unless following such payment the aggregate of the shareholders' equity, and debentures thereafter outstanding shall be the equal of such aggregate (including the Debentures) at the date of the original issue of debentures, or as may be otherwise authorized by the California Commissioner of the Department of Financial Institutions ("Commissioner").

        IN WITNESS WHEREOF, the Corporation has signed and sealed this Convertible Subordinated Debenture this        day of                        , 2000.

ALLIANCE BANK
By:
President
Corporate Seal or Facsimile
By:
Secretary

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  Exhibit 10.3
Alliance Bank Optional Convertible Subordinated Debenture